EXHIBIT 99.1

Frequency Electronics, Inc. Announces First Quarter Fiscal Year 2011 Results

MITCHEL FIELD, N.Y., Sept. 13, 2010 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported net income of $507,000 or $0.06 per diluted share, for the first quarter of fiscal 2011, which ended July 31, 2010. Net income for the preceding quarter was $175,000 or $0.02 per diluted share, and, for the first quarter of fiscal 2010, was $654,000 or $0.08 per diluted share.

Revenues for the first quarter of fiscal 2011 were $12.1 million, compared to $13.1 in the preceding quarter and $12.4 million for the same quarter of fiscal 2010.

The Company recorded operating profit of $789,000 for the first quarter, compared to an operating profit of $536,000 in the preceding quarter and $659,000 in the first quarter of fiscal 2010.

Chairman of the Board General Joseph Franklin made the following comment: "We are pleased with these results, which are in line with the objectives we set for this year, fiscal 2011. Continuing the positive trend reported at the end of last year, we increased profitability at a reduced level of revenues.  In the past quarter, we also added to cash and marketable securities. We have been notified by customers, the prime contractors, that before the end of calendar year 2010, we will receive advanced funding for three major satellite programs that have been long delayed. Looking forward we are on track to achieve the goals we set for this fiscal year, which are increased revenues along with improved operating margins and profitability."

Reports on the Company's major business areas:

  Satellite Payloads: Revenues from space programs continued at more than 30% of total revenues. As in the preceding fiscal year, government programs accounted for over 80% of the Company's space business.  While we anticipate growth in the commercial satellite sector with proposals outstanding on major programs, present backlog maintains this high ratio of U.S. government space business.
  U.S. Government/DOD non-satellite programs: This business area maintained the higher rates achieved during the past fiscal year, representing more than 25% of revenues. Based on the multiple DOD development programs awarded the Company for secure communications, high resolution radar, smart munitions, and electronic intelligence, we anticipate this business area will grow to a larger portion of the Company's sales.  Frequency's products address critical DOD requirements with projected high growth. Taken together with U.S. Government satellite business, overall sales for government end-use represent over half of the Company's consolidated revenues.
  Telecommunications infrastructure: Sales from this business area remained under 30% of consolidated revenues. Sales of the Company's US5G family of wireline synchronization products continued the uptrend which began last year.

Reporting segments:

(Including inter-segment sales of $1.0 million in fiscal 2011 compared to $1.3 million in fiscal 2010.)

  FEI-NY revenues were $7.6 million compared to $7.9 million in the preceding quarter and $7.1 million in the first quarter of fiscal 2010. The FEI-NY segment includes revenues from all major business areas.
  Gillam-FEI recorded revenues of $3.0 million, compared to $4.3 million in the preceding quarter and $2.5 million in the first quarter of fiscal 2010. The Gillam-FEI segment includes revenues primarily from wireline telecommunications infrastructure and other network management products.
  FEI-Zyfer revenues were $2.5 million, compared to $2.7 million for the preceding quarter and $4.2 million in the first quarter of fiscal 2010. FEI-Zyfer's first quarter 2010 revenues include approximately $1.0 million of sales originally scheduled to be shipped in the fourth quarter of fiscal 2009. The major source of FEI-Zyfer's sales is from U.S. Government/DOD programs in addition to revenues from the US5G wireline synchronization productline.

Chief Financial Officer Alan Miller provided the following comment on the Company's financial report: "During the first quarter of the new fiscal year, we continued to see improved gross margins being generated by the current mix of programs and benefits from efficiencies we implemented last year. While R&D and operating expenses were higher than the year-ago period, the higher gross margin gave rise to increased operating profits. We continued to generate positive operating cash flow of about $0.5 million and at the end of the quarter our cash, cash equivalents and marketable securities have increased to $20.9 million. We expect to see these trends continue throughout fiscal year 2011."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Monday, September 13, 2010, at 12:00 Noon Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through October 13, 2010. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Passcodes (both are required for playback): Account: 286, Conference ID: 356730.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks.  Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.  Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market.  Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components.  Elcom Technologies provides added resources for state-of-the-art RF microwave products.  Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Quarter Ended
	July 31,
	2010	2009
	(unaudited)
	(in thousands except per share data)

Net Revenues	$12,124	$12,442
Cost of Revenues	7,378	8,141
Gross Margin	4,746	4,301
Selling and Administrative	2,795	2,567
Research and Development	1,162	1,075
Operating Profit	789	659
Interest and Other, net	68	(5)
Income before Income Taxes	857	654
Income Tax Provision	350	--
Net Income	$507	$654

Net Income per Common Share:
Basic	$0.06	$0.08
Diluted	$0.06	$0.08

Average Common Shares Outstanding:
Basic	8,233,570	8,164,627
Diluted	8,280,332	8,172,080

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	July 31, 2010	April 30, 2010
	(in thousands)
ASSETS
Cash & Marketable Securities	$20,915	$20,372
Accounts Receivable	8,669	10,504
Costs and Estimated Earnings in Excess of Billings	2,867	1,667
Inventories	27,053	26,975
Other Current Assets	962	1,122
Property, Plant & Equipment	6,672	7,015
Other Assets	13,921	13,765
	$81,059	$81,420

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$7,055	$7,308
Long-term Obligations and Other	10,696	10,729
Stockholders' Equity	63,308	63,383
	$81,059	$81,420
CONTACT:  Frequency Electronics, Inc.
          Alan Miller, CFO
          General Joseph P. Franklin, Chairman
          (516) 794-4500
          www.frequencyelectronics.com